Exhibit 99.2

Karman Line Acquisition Corp. Announces Closing of $200 Million Initial Public Offering

Boca Raton, Florida, August 19, 2026 (GLOBE NEWSWIRE) – Karman Line Acquisition Corp.(the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “XTERU” on August 18, 2026. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “XTER” and “XTERW,’’ respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus on sectors aligned with the creation or expansion of services and capabilities for or tangential to space based infrastructure, with a focus on the aerospace and defense sectors.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC acted as book-running manager for the offering, together with Clear Street LLC as co-book runner. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 17, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering and the Company’s expectations regarding its ability to complete an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction in the sector it is targeting, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact

Richard Davis
KARMAN LINE ACQUISITION CORP.
Phone: (212) 207-0090
Email: rdavis@karmanlinecorp.com